Exhibit (h)(xiii)(a)

AMENDMENT NO. 1 TO SHAREHOLDER SERVICES AGREEMENT

THIS AMENDMENT NO. 1 TO SHAREHOLDER SERVICES AGREEMENT (“Amendment”) effective August 1, 2000 by and between THE GUARDIAN INSURANCE & ANNUITY COMPANY, INC. (the “Company”), AMERICAN CENTURY VARIABLE PORTFOLIOS, INC. (the “Issuer”) and the investment advisor of the Issuer, AMERICAN CENTURY INVESTMENT MANAGEMENT, INC. (“ACIM”).

RECITALS

WHEREAS, the Company, Issuer and ACIM are parties to a certain Shareholder Services Agreement dated February 2, 1998, in which the Company offers to the public certain variable annuity contracts and variable life insurance contracts (the “Contracts”);

WHEREAS, the Company now desires to expand the number of American Century funds made available by the Company to its clients;

WHEREAS, the parties have agreed to revise the amount of the Administrative Service Reimbursement for the Funds subject to the provisions stated herein; and

WHEREAS, the parties now desire to further modify the Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

1. Addition of Funds. The second “WHEREAS” clause of the Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof:

“WHEREAS, the Company wishes to offer as investment options under the Contracts, VP Value Fund, VP International Fund and VP Capital Appreciation Fund (the “Funds”), each of which is a series of mutual fund shares registered under the Investment Company Act of 1940, as amended, and issued by the Issuer; and”

2. Compensation and Expense. The last sentence of Section 6(b) is hereby deleted in its entirety and the following sentence is substituted in lieu thereof:

“In consideration of the Administrative Services and performance of all other obligations under this Agreement by the Company, ACIM will pay the Company a fee (the “Administrative Services Fee”) equal to      basis points (      %) per annum of the average aggregate amount invested by the Company under this Agreement.”

3. Ratification and Confirmation of Agreement. In the event of a conflict between the terms of this Amendment and the Agreement, it is the intention of the parties that the terms of this Amendment shall control and the Agreement shall be interpreted on that basis. To the extent the provisions of the Agreement have not been amended by this Amendment, the parties hereby confirm and ratify the Agreement.

4. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

5. Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 1 as of the date first above written.

THE GUARDIAN INSURANCE & ANNUITY COMPANY, INC.		AMERICAN CENTURY INVESTMENT MANAGEMENT, INC.

By:		By:
Name:	BRUCE LONG	Name:
Title:	SENIOR VICE PRESIDENT	Title:

AMERICAN CENTURY VARIABLE PORTFOLIOS, INC.

By:
Name:
Title: